Exhibit 99.1

Founder’s Update: UiPath Announces CEO Transition
As I reflect on where the UiPath journey started, I’m filled with a deep sense of gratitude for the surreal experience of watching this amazing Company grow into what it is today. From a tiny apartment in Romania to a public company of more than $1 billion in revenue and more than 10,000 customers, I remain invigorated by our bold aspiration to create a generational Company that will revolutionize the very nature of work itself.
As with any company, the Board of Directors and I have always considered leadership succession planning to be one of our most important mandates. I’m constant in my belief that we need to evolve and adapt to ensure the long-term success of UiPath. As part of that process, in April 2022, we hired Rob Enslin to serve as a partner to me as Co-CEO – and in the last year, I’ve increasingly delegated the scaling of our business to Rob.
Throughout our partnership, I have come to trust Rob’s business instincts, his vision for the Company, and his ability to lead. We are fully aligned on the power of automation to create tangible benefits for our customers and the steps we need to take to position the Company to reach its potential.
With that, today we announced that – following a transition period through our fiscal year end of January 31, 2024 – Rob will become sole CEO and I will assume the newly-created role of Chief Innovation Officer. As an engineer at heart, this has always been where my true passion lies. I plan to drive the UiPath innovation agenda to transform enterprise automation by harnessing the next-generation of AI technologies into practical solutions for our customers. I’ll also continue to serve as Executive Chairman of the Board of Directors where I’ll partner with Rob on strategic decisions and challenge the leadership team to champion our most important ingredient for success and happiness: our culture.
I’m excited about Rob’s leadership. I know he is humbled and honored to step into the CEO role and to have the opportunity to lead us into the next phase of growth by building on our vision of empowering knowledge workers with AI-powered automation to accelerate human achievement.
I’m so proud of our team members – past and present – who have poured their hearts and souls into building this Company, our culture, and our market opportunity. While we have come so very far, I firmly believe that we have our best days in front of us. Here’s to the next chapter of UiPath and our leadership.
Daniel

Forward-Looking Statements
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